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                                                                       EXHIBIT 8

March 17, 1994

The Board of Directors
Electromedics, Inc.
7337 S. Revere Parkway
Englewood, Colorado 80112

MEMBERS OF THE BOARD:

    This is in response to your request for our tax opinion on the proposed merger of Electromedics, Inc. ("Electromedics") into MDT Acquisition Corp.
("Merger Subsidiary"), a wholly owned subsidiary of Medtronic, Inc. ("Medtronic"). The conclusions presented herein represent our understanding of the transaction as represented to us in the Agreement and Plan of Merger ("Agreement") between Electromedics, Medtronic and Merger Subsidiary dated December 23, 1993, the representation letters from Electromedics, dated March 17, 1994, and Medtronic, dated March 17, 1994, and of the tax law as it exists today.

FACTS

    Electromedics,   a  Colorado  corporation,  was  incorporated  in  1972.  It currently has one authorized class of common stock with a $.05 par value of which 14,056,800 shares were outstanding and entitled to vote as of the record date. The Electromedics Common Stock is traded on the over-the-counter market and is quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). Medtronic holds 346,359 shares of Electromedics Common Stock.

    Electromedics designs, manufactures and markets blood management and blood conservation equipment and related disposable devices for use in cardiovascular, orthopedic and other medium and high blood-loss surgeries.

    Electromedics maintains its books on the accrual method of accounting using the calendar year as its tax year.

    Medtronic, a Minnesota corporation, was incorporated in 1957. It currently has one authorized class of common stock with a $.10 par value of which approximately 57,336,664 shares were outstanding and entitled to vote as of December 31, 1993. The Medtronic Common Stock is traded on the New York Stock Exchange ("NYSE"). Medtronic has 2,500,000 authorized but unissued shares of Preferred Stock, par value $1.00.

    Medtronic is a leading therapeutic medical device company, manufacturing biomedical devices for improved cardiovascular and neurological health.

    Medtronic maintains its books on the accrual method of accounting using April 30 as its tax year-end.

    MDT Acquisition Corp., a Minnesota corporation, is a corporation recently organized by Medtronic for the purpose of effecting the merger. It has no material assets and has not engaged in any activities except in connection with the proposed merger.

    The Board of Directors of Medtronic, Merger Subsidiary and Electromedics have each determined that it is in the best interests of their respective shareholders for Medtronic to acquire Electromedics upon the terms and subject to the conditions set forth in the Agreement.

    In reaching its conclusions to approve the Agreement and to recommend the approval of the Plan of Merger by the Electromedics shareholders, the
Electromedics Board of Directors considered the following factors: the opportunity for Electromedics shareholders to continue their equity participation in a larger, more diversified medical products enterprise; the compatibility of certain products of Electromedics and Medtronic; the increasingly competitive environment for Electromedics' major products; and the opportunity for Electromedics shareholders to receive cash dividends.
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    The following steps are proposed with respect to the Merger:

THE MERGER

    At the Effective Time as defined in the Agreement, Electromedics shall be merged with and into the Merger Subsidiary (the "Merger") in accordance with Colorado Law and the Minnesota Business Corporation Act ("MBCA"), whereupon the separate existence of Electromedics shall cease, and the Merger Subsidiary shall continue as the surviving corporation (the "Surviving Corporation") under the name of Electromedics, Inc.

CONVERSION OF SHARES

(A) At the Effective Time, any shares of Electromedics' common stock ("Electromedics Common Stock"), held in the treasury of Electromedics, and any shares of Electromedics Common Stock issued and outstanding immediately prior to the Effective Time of the Merger which are owned directly or indirectly by Medtronic or Merger Subsidiary shall be cancelled and retired. No cash, securities or other consideration shall be paid or delivered in exchange for such Electromedics Common Stock under the Agreement; and

(B) At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any shareholder of Electromedics or Merger Subsidiary:

    (1) Each share of common stock of Electromedics issued and outstanding immediately prior to the Effective Time, except for Dissenting Shares, fractional shares and shares cancelled as explained in (A) above, shall be converted into the right to receive, at the election of the holder, either Medtronic common stock based on a conversion ratio equal to $6.875 divided by the Average Market Price (as defined in Section 1.2.1.1 of the Agreement) or $6.875 in cash.

    (2) Each share of common stock of Merger Subsidiary issued and outstanding immediately prior thereto shall remain outstanding and will represent shares of Merger Subsidiary common stock owned by Medtronic.

    (3) No fraction of a share of Medtronic Common Stock will be issued in the Merger, but, in lieu thereof, each holder of Electromedics Common Stock who would otherwise be entitled to a fraction of a share of Medtronic Common Stock (after aggregating all fractional shares of Medtronic Common Stock to be received by the holder) will be entitled to receive from Medtronic an amount of cash (rounded to nearest whole cent) equal to the product of (i) the fraction multiplied by (ii) the Average Market Price.

(C) The election by a holder of Electromedics Common Stock to receive Medtronic Common Stock or cash upon conversion of Electromedics Common Stock in the Merger (a "Stock Election") will be subject to the following:

    (1) Each holder of Electromedics Common Stock, except for Dissenting Shares, fractional shares and shares cancelled as explained in (A) above, shall have the right to submit a request specifying the number of shares of Electromedics Common Stock that the holder desires to have converted into the right to receive Medtronic Common Stock and the number of shares of Electromedics Common Stock to be converted into cash.

    (2) The aggregate number of shares of Electromedics Common Stock to be converted into the right to receive cash in the Merger (the "Cash Conversion Number") shall not be greater than (i) 50% of the number of shares of Electromedics Common Stock outstanding immediately prior to the Effective Time minus (ii) the sum of (A) any shares of Electromedics Common Stock owned by Medtronic or any subsidiary of Medtronic, (B) the number of shares of Electromedics Common Stock redeemed by Electromedics, if any, after January 1, 1993 prior to the Effective Time, and (C) the aggregate number of shares of Electromedics Common Stock, if any, as to which the holders of such shares have filed and not withdrawn a written demand for payment of the fair value of Electromedics Common Stock pursuant to the provisions of Section 1.6 of the Agreement (i.e. Dissenting Shares) or otherwise withdrawn or lost their rights to appraisal before the Effective Time.
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        If  Cash Elections are received for  a number of shares of Electromedics
       Common Stock which is equal to or less than the Cash Conversion Number, then each share of Electromedics Common Stock for which a Cash Election has been made shall be converted into a right to receive cash in the Merger.

        If Cash Elections are received for a number of shares of Electromedics Common Stock which is more than the Cash Conversion Number, then the shares of Electromedics Common Stock for which a holder has made a Cash Election shall be converted into a right to receive cash and Medtronic Common Stock in the following manner:

           -- A cash proration factor (the "Cash Proration Factor") shall be determined by dividing the Cash Conversion Number by the total number of shares of Electromedics Common Stock with respect to which effective Cash Elections were made.

           -- The number of shares of Electromedics Common Stock covered by each Cash Election to be converted into the right to receive cash shall be determined by multiplying the Cash Proration Factor by the total number of shares of Electromedics Common Stock covered by such Cash Election, rounded to the next lowest whole number.

           -- Shares of Electromedics Common Stock covered by a Cash Election and not converted into a right to receive cash as set forth above shall be converted into Medtronic Common Stock in the Merger.

           -- The cash proration method provided in Section 1.4.3.1 and 1.4.3.2 of the Agreement may be modified by Electromedics if a different method would facilitate one or more of the Electromedics shareholders qualifying for capital gain treatment with respect to the cash received in the Merger.

        Each share of Electromedics Common Stock for which a Stock Election has been made shall be converted into the right to receive Medtronic Common Stock in the Merger.

        Each person entitled to receive shares of Medtronic Common Stock pursuant to the Agreement shall receive, together with such shares, the number of Medtronic Preferred Stock Purchase Rights (pursuant to a Rights Agreement dated as of June 27, 1991, between Medtronic and Norwest Bank Minnesota, N.A.) per share of Medtronic Common Stock equal to the number of Medtronic Preferred Stock Purchase Rights associated with one share of Medtronic Common Stock at the Effective Time.

DISSENTING SHARES

(A) Notwithstanding any provision of the Agreement to the contrary, each outstanding share of Electromedics Common Stock, the holder of which has demanded and perfected its right for appraisal of such shares in accordance with Colorado Law (the "Appraisal Laws") and, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive the Medtronic Common Stock or cash pursuant to the Agreement, but the holder thereof shall only be entitled to such rights as are granted by the Appraisal Laws.

(B) Notwithstanding the provisions of the Agreement, if any holder of shares of Electromedics Common Stock who demands appraisal of such shares under the Appraisal Laws shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, at or prior to the Election Deadline, then the shares of Electromedics Common Stock of such holder shall be converted into a right to receive the Medtronic stock or cash in accordance with the applicable provisions of the Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Election Deadline, each share of Electromedics Common Stock of such holder shall be converted into the right to receive Medtronic Common Stock set forth in the Agreement.
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REPRESENTATIONS

    In order to determine the consequences of the proposed merger of Electromedics into Merger Subsidiary for Federal income tax purposes, the following representations of fact have been made to us by Electromedics and/or
Medtronic:

ELECTROMEDICS REPRESENTATIONS

(A) The fair market value of the Medtronic Common Stock and cash to be received by each shareholder of Electromedics will be approximately equal to the fair market value of the Electromedics stock surrendered in exchange therefor.

(B) Merger Subsidiary will acquire at least ninety percent of the fair market value of the net assets and at least seventy percent of the fair market value of the gross assets held by Electromedics immediately prior to the transfer. For purposes of this representation, amounts paid by Electromedics to its shareholders, Electromedics assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Electromedics immediately preceding the transfer will be included in the assets of Electromedics held immediately prior to the transaction.

(C) There is no plan or intention by the shareholders of Electromedics who own five percent or more of the Electromedics stock, and to the best of the knowledge of the management of Electromedics, there is no plan or intention on the part of the remaining shareholders of Electromedics to sell, exchange, or otherwise dispose of a number of shares of Medtronic Common Stock received in the transaction that will reduce the Electromedics shareholders' ownership of such stock to a number of shares having in the aggregate, as of the date of the transaction, a value of less than fifty percent of the total value of all the formerly outstanding stock of Electromedics as of the same date. For purposes of this representation, shares of Electromedics stock exchanged for cash or exchanged for cash in lieu of fractional shares of Medtronic stock will be treated as outstanding Electromedics stock on the date of the transaction. Moreover, shares of Electromedics stock and shares of Medtronic stock held by Electromedics shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

(D) The liabilities of Electromedics to be assumed by Merger Subsidiary and the liabilities to which the transferred assets of Electromedics are subject were incurred by Electromedics in the ordinary course of business.

(E) The fair market value of the assets of Electromedics transferred to Merger Subsidiary will exceed the sum of the liabilities to be assumed by Merger Subsidiary, plus the amount of liabilities, if any, to which the transferred assets are subject.

(F) Electromedics is not an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986 (the "Code").

(G) There is no intercorporate indebtedness existing between Medtronic and Electromedics or Merger Subsidiary and Electromedics which was issued, acquired, or will be settled at a discount.

(H) Electromedics and the shareholders of Electromedics will each pay their own expenses, if any, incurred in connection with the transaction.

(I) Electromedics is not under the jurisdiction of a court in a title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code).

(J) The merger of Electromedics into Merger Subsidiary will qualify as a statutory merger under the laws of the State of Colorado and the Minnesota Business Corporation Act.

(K) The merger of Electromedics into Medtronic would also have qualified as a statutory merger under the laws of the State of Colorado and the Minnesota Business Corporation Act.
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MEDTRONIC REPRESENTATIONS

(A) The fair market value of the Medtronic Common Stock and cash to be received by each shareholder of Electromedics will be approximately equal to the fair market value of the Electromedics stock surrendered in exchange therefor.

(B) After the proposed transaction, Merger Subsidiary will continue the historic business of Electromedics or use a significant portion of Electromedics' business assets in a business, except that the management of Electromedics will be consolidated with that of Merger Subsidiary and Merger Subsidiary will operate under the name of Electromedics.

(C) Medtronic has no plan or intention to liquidate Merger Subsidiary, to merge Merger Subsidiary with and into another corporation, to sell or otherwise dispose of the stock of Merger Subsidiary, or to cause Merger Subsidiary to sell or otherwise dispose of any of the assets of Electromedics acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

(D) Medtronic and Merger Subsidiary are not "investment companies" as defined in
    Section 368(a)(2)(F)(iii) and (iv) of the Code.

(E) Prior to the transaction, Medtronic will be in control of Merger Subsidiary within the meaning of Section 368(c) of the Code.

(F) Following the transaction, Merger Subsidiary will not issue additional shares of its stock that would result in Medtronic losing control of Merger Subsidiary within the meaning of Section 368(c) of the Code.

(G) There is no intercorporate indebtedness existing between Medtronic and Electromedics or Merger Subsidiary and Electromedics which was issued, acquired, or will be settled at a discount.

(H) No stock of Merger Subsidiary will be issued in the transaction.

(I) Except as specifically provided for in Section 11.7 of the Agreement among the parties, relating to the splitting of certain expenses, Medtronic and Merger Subsidiary will each pay their own expenses, if any, incurred in connection with the transaction.

(J) The payment of cash in lieu of fractional shares of Medtronic is solely for the purpose of avoiding the expense and inconvenience to Medtronic of issuing fractional shares and does not represent separately bargained for consideration. The fractional share interests of each Electromedics shareholder will be aggregated, and no Electromedics shareholder will receive cash in an amount equal to or greater than the value of one full share of Medtronic Common Stock by reason of the receipt of cash in lieu of fractional shares.

(K) The merger of Electromedics into Merger Subsidiary will qualify as a statutory merger under the laws of the State of Colorado and the Minnesota Business Corporation Act.

(L) The merger of Electromedics into Medtronic would also have qualified as a statutory merger under the laws of the State of Colorado and the Minnesota Business Corporation Act.

(M) The Preferred Stock Purchase Rights issued pursuant to the Rights Agreement dated as of June 27, 1991, between Medtronic and Norwest Bank Minnesota, N.A. ("the Medtronic Rights Plan") is of the type described in Revenue Ruling 90-11.

ISSUE

    What are the tax consequences of the proposed transaction?

OPINION

    Based on the facts contained herein, on the Agreement dated December 23, 1993 and the letters of representation from Electromedics, dated March 17, 1994, and Medtronic, dated March 17, 1994, our opinion as to the Federal income tax consequences of the proposed Merger of Electromedics into Merger Subsidiary is as follows:
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    - The  acquisition   by   Merger   Subsidiary  of   substantially   all   of
      Electromedics' assets in exchange for Medtronic Common Stock and cash, and the assumption by Merger Subsidiary of Electromedics' liabilities and the liabilities to which Electromedics' assets may be subject, will constitute
      a  reorganization  within   the  meaning  of   section  368(a)(1)(A)   and
      368(a)(2)(D) of the Code.

    - Medtronic, Merger Subsidiary and Electromedics will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

    - No gain or loss will be recognized by Electromedics upon the transfer of its assets to Merger Subsidiary in exchange for the Medtronic Common Stock, cash, and the assumption by Merger Subsidiary of the liabilities of Electromedics, by reason of the application of Sections 361(a) and 361(b)(1)(A) and Section 357(a) of the Code.

    - Since Medtronic is a party to the reorganization and Electromedics will receive Medtronic Common stock for its property as part of the Merger, the Medtronic stock is qualified property. Since Electromedics, also a party to the reorganization, will distribute only Medtronic stock and cash to the shareholders, no gain or loss will be recognized by Electromedics on the distribution to its shareholders by reason of the application of
      Section 361(c)(1), 361(c)(2)(A), and 361(c)(2)(B)(ii).

    - No gain  or  loss  will  be  recognized  by  either  Medtronic  or  Merger
      Subsidiary on Merger Subsidiary's receipt of substantially all of Electromedics' assets in exchange for Medtronic Common Stock, cash, and the assumption by Merger Subsidiary of Electromedics' liabilities in accordance with the principles set forth in Rev. Rul. 57-278.

    - The basis of Merger Subsidiary stock in Medtronic's hands will be increased by the basis of the Electromedics assets transferred to Merger Subsidiary and decreased by the sum of the Electromedics liabilities assumed by Merger Subsidiary, and the amount of liabilities, if any, to which the Electromedics assets may be subject. However, because of the uncertainty as to the present and future status of the Proposed Regulations, the conclusion set forth above may be subject to challenge by the Internal Revenue Service if and when the Proposed Regulations become final and, in their final form, they contain rules other than as described above.

    - The basis of the assets of Electromedics in the hands of Merger Subsidiary will be the same as the basis of such assets in the hands of Electromedics immediately prior to the reorganization, by reason of the application of
      Section 362(b) of the Code.

    - The holding period for the assets of Electromedics to be received by Merger Subsidiary will include the period during which such assets were held by Electromedics by reason of the application of Section 1223(2) of the Code.

    - No gain or loss will be recognized to the Electromedics shareholders upon their receipt of Medtronic Common Stock in exchange for their Electromedics Common Stock. If an Electromedics shareholder receives cash, however, he or she will be required to recognize the gain, if any, that he or she realizes in the transaction, but not in excess of the cash received by such shareholder. The gain realized by each shareholder is equal to the excess of the fair market value of the Medtronic Common Stock and the cash received by such shareholder over the shareholder's basis in his or her Electromedics Common Stock. The recognized portion of the realized gain will be treated (i) as capital gain or, (ii) if the exchange has the effect of the distribution of a dividend, then as a dividend to the extent of the shareholder's share of Electromedics' accumulated earnings and profits, with the remainder of the gain, if any, treated as capital gain. The determination of whether the exchange has the effect of the distribution of a dividend will be made on a shareholder-by-shareholder basis. No loss will be recognized. Section 356(a) and Section 356(c).

    In determining whether an exchange has the effect of the distribution of a dividend, the application of Section 302 of the Code is determined as if the gain is recognized as a result of a post-reorganization redemption of ACQUIRING corporation stock. Rev. Rul. 93-61, 1993-30 IRB 10 and CLARK V. COMMISSIONER, 489 US 726 (1989). Thus, each shareholder will be treated as having received solely

Medtronic Common Stock for the shareholder's Electromedics Common Stock, a portion of which Medtronic stock will then be treated as redeemed for an amount equal to the cash such shareholder will actually receive.

    In applying the dividend tests under Section 302 of the Code to a particular Electromedics shareholder, stock of Electromedics or Medtronic that is held by a person related to the Electromedics shareholder may be deemed to be owned by such shareholder, in accordance with the rules under Section 318 of the Code.

    Because  this  is  a  shareholder-by-shareholder  test,  the   Electromedics
shareholders should consult their own personal tax advisors as to the possible application of Section 302(b) to their own situation.

    - The basis of all the Medtronic Common Stock (including fractional share interests that they would otherwise be entitled to receive) received by the shareholders of Electromedics in the exchange will be the same as the basis of the Electromedics stock exchanged therefor, decreased by the amount of cash received and increased by the amount that is treated as a dividend (if any) and by the amount of gain recognized on the exchange (not including any portion of such gains treated as a dividend) by reason of the application of section 358(a)(1) of the Code.

    - The holding period of the Medtronic stock (including fractional share interests that they would otherwise be entitled to receive) to be received by Electromedics shareholders will, in each instance, include the holding period of the Electromedics shares surrendered in the exchange, provided the Electromedics stock was held as a capital asset on the date of the exchange, by reason of the application of Section 1223(1) of the Code.

    - Cash received by a shareholder of Electromedics otherwise entitled to receive a fractional share of Medtronic stock in the exchange for such shareholder's Electromedics stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Medtronic. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116, and Rev. Proc. 77-41, 1977-2 C.B. 574). This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to the Electromedics shareholders, provided the Electromedics stock was a capital asset in such shareholder's hands.

    - Where cash is received by a Dissenting Shareholder, such cash payment will be treated as a distribution in redemption of his, her or its stock, subject to the provisions and limitations of Section 302 of the Code.

    - Merger Subsidiary shall succeed to and take into account as of the close of the day of the distribution or transfer the items of Electromedics described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and 381(c), by reason of the application of Section 381(a)(2).

    - As provided in Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Income Tax Regulations, Merger Subsidiary will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Electromedics as of the date of transfer. Any deficit in earnings and profits of either corporation can only be used to offset earnings and profits accumulated after the date of transfer.

    This opinion is based solely upon:

    (a) the representations, information, documents, and facts
       ("representations") that we have included or referenced in this opinion letter;

    (b) our assumption (without independent investigation or review) that all of the representations and all of the original, copies, and signatures of documents are accurate, true and authentic;

    (c) our assumption (without independent investigation or review) that there will be timely execution and delivery of, and performance as required by, the representations and documents;
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    (d) the understanding that only the issues and tax consequences opined  upon herein are covered by this tax opinion;

    (e) the law, regulations, cases, rulings and other tax authorities in effect as of the date of this letter.

        If there are significant changes of the foregoing tax authorities (for which we have no responsibility to advise you) it may result in our opinion being rendered invalid, or necessitate (upon your request) a reconsideration of the opinion.

    While this opinion represents our considered judgment as to the proper tax treatment to the parties involved, it is not binding on the Internal Revenue Service or the courts. This opinion letter is solely for your information and may not be disclosed, made available, or applied to any transaction other than the transaction opined upon in this letter. We hereby consent, however, to the filing of this opinion as Exhibit 8 to the Registration Statement on Form S-4 of Medtronic, Inc., to its use as a part of the Registration Statement and to the use of our name under the caption "Experts" in the Proxy Statement/Prospectus constituting a part of the Registration Statement.

By /s/_Deloitte & Touche______________
DELOITTE & TOUCHE